Exhibit 99.1

Gladstone Commercial Appoints Chief Financial Officer

MCLEAN, Va., June 7, 2021 — Gladstone Commercial Corporation (Nasdaq: GOOD) (“Gladstone Commercial”) announced today that Gary Gerson has been appointed Chief Financial Officer, effective June 4, 2021.

Mr. Gerson has served as Gladstone Commercial’s Interim Chief Financial Officer since March 26, 2021. Prior to joining the company, from 2013 to 2020, Mr. Gerson served as Chief Financial Officer of Spotted Hawk Development Company, LLC, an Apollo Investment Corporation (Nasdaq: AINV) portfolio company. In addition, Mr. Gerson previously served as Treasurer and Managing Principal of Gladstone Commercial, as well as the affiliated Gladstone family of companies, from 2006 to 2012, providing valuable finance and treasury functions. Mr. Gerson is a CFA Charterholder and a Certified Public Accountant in the Commonwealth of Virginia. He earned his Bachelor of Science from the United States Naval Academy and his Master of Business Administration from Yale University.

Bob Cutlip, President of Gladstone Commercial, remarked, “We are excited that Gary has rejoined the Gladstone Commercial team. We believe his broad range of experience in real estate and all facets of financial management, along with his thorough understanding and familiarity of our company enable him to deliver valuable contributions both today and as we continue to grow into the future.”

Gladstone Commercial Corporation is a real estate investment trust (“REIT”) focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of March 31, 2021, Gladstone Commercial’s real estate portfolio consisted of 120 properties located in 27 states, totaling approximately 15.5 million square feet. For additional information please visit www.gladstonecommercial.com.